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                                                                      EXHIBIT 99

[LOGO]             Integrated Circuit Systems, Inc.


                            Corporate Headquarters
                        2435 Boulevard of the Generals
                             Norristown, PA 19403
                              Phone: 610-630-5300
                               Fax: 610-630-5399
                         Web Site: http://www.icst.com

                               Company Contact:
                               Justine Lien, CFO
                       Integrated Circuit Systems, Inc.
                                 610-630-5300


  Integrated Circuit Systems Announces Authorization To Repurchase Shares and
                    Reiterates Guidance For Q1 Fiscal 2002


Valley Forge, PA -- September 19, 2001 - Integrated Circuit Systems, Inc. (NASDAQ: ICST) announced today that its Board of Directors has authorized a stock repurchase program.

The repurchase program authorizes the purchase, from time to time, of 2,000,000 shares of the Company's common stock on the open market. The timing and amount of shares repurchased will be determined by ICS's management based on its evaluation of market economics and conditions.

The Company also announced that it reiterates its revenue and earnings guidance for the fiscal quarter ending September 29, 2001.

The Company expressed confidence that it would meet stated targets of flat sequential revenue and fully diluted earnings per share compared to the June 2001 quarter.

About ICS
Integrated Circuit Systems, Inc. is a leader in the design, development and marketing of silicon timing devices for computing, networking, communications and digital consumer applications. The Company is headquartered in Valley Forge, PA, with key facilities in San Jose, CA, Tempe, AZ and Singapore.

Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand. Further information on these and other potential factors that could affect the Company's financial results can be found in the Company's Form 10-K filed September 12, 2001.